Exhibit 4.13

EXECUTION VERSION

SERVICING AND ADMINISTRATIVE SERVICES AGREEMENT

dated as of November 7, 2007

among

BABCOCK & BROWN AIRCRAFT MANAGEMENT LLC,

and

BABCOCK & BROWN AIRCRAFT MANAGEMENT (EUROPE) LIMITED

as Servicers,

BABCOCK & BROWN AIR ACQUISITION I LIMITED,

as the Company,

and

EACH AIRCRAFT SUBSIDIARY THAT BECOMES A PARTY HERETO

-i-

SERVICING AND ADMINISTRATIVE SERVICES AGREEMENT

THIS SERVICING AND ADMINISTRATIVE SERVICES AGREEMENT, dated as of November 7, 2007 (this “Agreement”), is among BABCOCK & BROWN AIRCRAFT MANAGEMENT LLC, a Delaware limited liability company (“BBAM”), BABCOCK & BROWN AIRCRAFT MANAGEMENT (EUROPE) LIMITED, a company incorporated under the laws of Ireland (“BBAM Europe” and together with BBAM, the “Servicers,” each a “Servicer”), BABCOCK & BROWN AIR ACQUISITION I LIMITED, a Bermuda exempted company (the “Company”), and each AIRCRAFT SUBSIDIARY that becomes a party hereto through execution and delivery of an AS Joinder and Security Agreement Supplement.

R E C I T A L S

A. Pursuant to the Warehouse Loan Agreement, dated as of the date hereof (the “Warehouse Agreement”), among the Company, the Agent and the Lenders from time to time party thereto, the Company may request Advances from the Designated Lenders. Terms used herein and not otherwise defined are used as defined in the Warehouse Agreement and the rules of interpretation set forth therein are hereby incorporated herein by this reference.

B. The Agent and Lenders have required, as a condition to advancing and maintaining the Loans under the Warehouse Agreement, the execution and delivery of this Agreement by the Company, each Servicer and each Aircraft Subsidiary.

NOW, THEREFORE, in order to induce the Agent and Lenders under the Warehouse Agreement to enter into such agreement and make the Loans to the Company, the Company, the Servicers and each Aircraft Subsidiary that becomes a party hereto hereby covenant and agree as follows:

1. Appointment; Administration of Aircraft, Aircraft Subsidiaries and Leases. The Company and each of the Aircraft Subsidiaries hereby appoint and authorize BBAM and BBAM Europe, collectively, as Servicers to act in accordance with the terms hereof including taking such action on each such Person’s behalf and to exercising such powers, rights and remedies hereunder as are specifically delegated or granted to the Servicers by the terms hereof, together with such powers, rights and remedies as are reasonably incidental thereto for so long as such appointment continues as provided in this Agreement. Each Servicer may exercise such powers, rights and remedies and perform such duties by or through its agents, delegates or employees; provided that each Servicer shall continue to remain jointly and severally liable for the performance of its duties and obligations and the obligations of any other Servicer pursuant to the terms hereof. Neither Servicer shall have, by reason of this Agreement, a fiduciary relationship in respect of the Company, any Aircraft Subsidiary, the Agent or any other Person. Each of BBAM and BBAM Europe hereby accepts such appointment and agrees to provide the following administrative and asset management services so long as such appointment continues as provided in this Agreement.

2. Administration and Servicing Obligations. The Servicers shall do the following on behalf of the Company and, as applicable, each Aircraft Subsidiary.

(a) General Obligations.

(i) Reports. The Servicers shall:

(A) establish entities wholly owned (directly or indirectly) by the Company that are intended to become Aircraft Subsidiaries;

(B) prepare and provide to the Company, each Lender and the Agent consolidated Monthly Reports in the manner and on the dates required by Section 7.01(m) of the Warehouse Agreement which shall include any conflicts required to be disclosed pursuant to Section 9(b);

(C) prepare and provide to the Company and the Agent the Annual Budgets in the manner and on the dates required by Section 7.14 of the Warehouse Agreement;

(D) provide to the Collateral Agent a list of contact information for each Lessee (at least one name, address and telephone number) updated monthly;

(E) promptly notify the Agent, the Company and the relevant Aircraft Subsidiaries of any accident or incident of which either Servicer has notice or knowledge involving any Aircraft where the potential loss in connection therewith (i) exceeds the damage notification threshold under the relevant Lease or, (ii) if such Lease does not have such a notification threshold or such Aircraft is not then subject to a Lease, exceeds $1,000,000;

(F) forward promptly to the Agent and the Company a copy of any material communication received from any Person in relation to any Lease, Engine or Aircraft; and

(G) provide such information and reports with respect to its services hereunder as shall be reasonably requested from time to time by the Agent, the Company or any Aircraft Subsidiary.

(ii) Conditions Precedent to Funding of Advances and Other Obligations. The Servicers shall, in accordance with the Services Standard, obtain the documents, instruments, certificates and opinions as may be required as conditions precedent to the funding of any Advance.

(iii) Lease Documents. The Servicers shall, in accordance with the Services Standard (as defined in Section 8 hereto), cause to be prepared, drafted and negotiated each purchase agreement, lease agreement and Lease Document for each aircraft to be added as an Aircraft under the Warehouse Agreement.

(iv) Necessary Filings. The Servicers shall, in accordance with the Services Standard, obtain the documents, instruments, certificates and opinions and make the necessary filings with respect to the relevant Lease Documents, as required by Article V of the Warehouse Agreement, Section 7.13(a) of the Warehouse Agreement and Section 4.7 of the Security Agreement.

(v) Insurance.

(A) The Servicers shall, in accordance with the Services Standard, cause the Company and the Aircraft Subsidiaries to comply with Section 7.08 of the Warehouse Agreement.

(B) The Servicers shall (1) advise the Agent and the Company of any settlement offers received relating to an Aircraft by either Servicer from a Lessee or its insurer with respect to any claim of damage or loss in excess of the damage notification threshold, if any, in the relevant Lease, or, if such Lease does not have a notification threshold or such Aircraft is not then subject to a Lease, in excess of $1,000,000, (2) provide the Agent and the Company with copies of all relevant available documentation relating to any such claim in its possession or otherwise available to either Servicer and such other additional information and advice from the relevant Lessee or the insurer’s agents, brokers or adjusters in its possession or otherwise available to either Servicer as the Agent or the Company may reasonably request, (3) upon direction from the Agent and the Company that any settlement offer received by either Servicer related thereto is acceptable (provided that the Agent’s direction shall not be required so long as the total amount to be paid by the insurer to the applicable Additional Collateral Account pursuant to any such settlement equals the “agreed value,” “total loss value,” “stipulated loss value,” or other similar term in the applicable insurance policy and provided further that the Company’s direction shall not be required so long as a Facility Default described in clause (ii) or (iii) of Section 9.01(h) of the Warehouse Agreement or a Facility Event of Default shall have occurred and is then continuing), forward to the relevant insurance broker such appropriate documentation as shall have been delivered or available to either Servicer, including releases and any indemnities from the Agent, Company or any Aircraft Subsidiary required in connection with such releases to give effect to such settlement offer, and (4) in accordance with the Services Standard, procure the execution of such documentation by the Agent and/or the Company and/or the relevant Aircraft Subsidiaries.

(C) The Servicers will not make or consent to any material modification (to the extent that either Servicer has any right to make, consent to, or prevent any modification) to any insurance required hereunder or under Section 7.08 of the Warehouse Agreement without the prior written consent of the Company and the Agent (which consent, if such modification is not adverse to the interest of the Agent or any Lender, shall not be unreasonably withheld) or cause any Aircraft to be employed in any place or in any manner or for any purpose inconsistent with the terms of or outside the coverage provided by any required insurance.

(vi) Modifications and Improvements. The Servicers shall, in accordance with the Services Standard, cause the Company to comply with Section 7.06 of the Warehouse Agreement.

(vii) Performance Undertakings. The Servicers shall, in accordance with the Services Standard, (A) cause each of the Company and each Aircraft Subsidiary to (1) enforce or secure the performance of the terms of the Leases as provided in Section 7.12(b) of the Warehouse Agreement and (2) comply with its obligations and covenants under the Loan Documents and Lease Documents to which the Company or such Aircraft Subsidiary is or will become a party solely to the extent that such obligations and covenants specifically relate to the status, insurance, maintenance or operation of any Aircraft, payment of Rent, Deposits, Maintenance Reserves or other payments under any Lease and delivery of all reports and other information with respect to any Aircraft or any Lessee and (B) administer loans made between the Borrower and any Aircraft Subsidiary or between any Aircraft Subsidiary and any other Aircraft Subsidiary.

(viii) Appraisals; Physical Inspection Reports. The Servicers shall, in accordance with the Services Standard, provide such information and assistance relating to any valuation or appraisal services (including arranging Independent Appraisals and, subject to the terms of the relevant Leases, inspections of the Aircraft for Physical Inspection Reports) as shall be necessary or appropriate in connection with any Physical Inspection Report or Independent Appraisal which the Company is required to provide pursuant to the Warehouse Agreement.

(ix) Meetings. The Servicers shall make available to the Agent, the Company and their respective advisers, subject to their availability, and at reasonable times and upon reasonable notice, either by telephone conference or meetings at BBAM’s facilities in San Francisco or BBAM Europe’s offices in Dublin (as elected by the Person making such request), the Servicers’ representatives, advisers and agents, in order to provide to the Agent and/or the Company and their respective advisers information (to the extent either Servicer has knowledge or possession thereof) with regard to the Aircraft and Leases (including in response to inquiries with respect to the reports provided pursuant to this Agreement and/or the Warehouse Agreement) and commercial aviation demand in terms of traffic growth, new aircraft requirements and other information relevant to the Company’s and each Aircraft Subsidiary’s long term planning with respect to the Aircraft.

(x) Legal Services. The Servicers shall, to the extent it deems reasonably necessary in connection with the performance of the services hereunder, procure legal services on behalf of the Company and each Aircraft Subsidiary with respect to the leasing, sale or financing of Aircraft, any amendment or modification of any Lease, the enforcement of the rights of the Company and each Aircraft Subsidiary under any Lease, any disputes that arise with respect to the Company or any Aircraft Subsidiary or for any other purpose that the Servicers reasonably determine is necessary.

(xi) Accounting and Tax Services. The Servicers shall arrange for such accounting and tax services and advice (which may be provided by either Servicer’s Affiliates or its internal staff), as shall be reasonably necessary or appropriate in connection with the structuring of lease, sale or financing transactions of Aircraft or for any other purpose that the Servicers reasonably determine is necessary in connection with the performance of the services hereunder.

(xii) Custody of Documents. The Servicers agree to hold all original Lease Documents (or copies thereof) of the Company and each Aircraft Subsidiary (other than those that are required to be delivered to the Agent under the Loan Documents) in safe custody, by application of measures comparable to those each Servicer uses in the retention of its own original documents of a similar nature.

(xiii) Separate Entities. The Servicers shall, in accordance with the Services Standard, cause the Company and each Aircraft Subsidiary to conduct its business in accordance with the assumptions contained in the opinion of counsel delivered pursuant to Section 5.02(o)(iii) of the Warehouse Agreement.

(xiv) Records Inspections; Meetings. The Servicers shall permit, as may be reasonably requested, any duly authorized representatives of the Company or the Agent, at all reasonable times with at least five (5) Business Days’ notice from the Company or the Agent, as applicable, (1) to examine either Servicer’s books of account and records, reports and other papers relating to the Company, any Aircraft Subsidiary or the Collateral (after acquisition by the Company or an Aircraft Subsidiary), (2) to take memoranda and extracts therefrom and to make copies thereof including copies of print-outs of data stored on any electronic or data processing medium under the control of the Company and any Aircraft Subsidiary as the Company or the Agent may reasonably request; and (3) in connection with any such inspection, to discuss any of the foregoing and the affairs, finances and accounts of the Company and any Aircraft Subsidiary with either Servicer’s officers, employees or accountants, all at such reasonable times and as often as may be reasonably requested to, among other things, permit such person to monitor either Servicer’s compliance with its obligations under this Agreement.

(b) Aircraft Subject to a Lease. In addition to the obligations of the Servicers that are described in Section 2(a), the Servicers shall administer each Lease as follows.

(i) Monitor Lease Payments. The Servicers shall (A) direct each Lessee to make payments of Rent (excluding Excepted Payments) to the Concentration Accounts in accordance with Section 7.04 of the Warehouse Agreement and in accordance with the Depository Agreement and (B) monitor and maintain appropriate records regarding such payments.

(ii) Maintenance Reserves. If a Lessee has completed maintenance on an Aircraft and if such Lessee is entitled to any reimbursement from the applicable Aircraft Subsidiary with respect thereto in accordance with the applicable Lease, the Servicers shall arrange for the payment of such reimbursable expenses to such Lessee from funds on deposit in the applicable Reserves Account in accordance with Section 7.04(d) of the

Warehouse Agreement. At the request of the Company or the Agent, the Servicers shall provide such with copies of all documentation and other data then held by either Servicer relating to such maintenance and payment of reimbursable expenses.

(iii) Perform and Enforce Leases. The Servicers shall, in accordance with the Services Standard, cause the Company to comply with Section 7.12 of the Warehouse Agreement.

(iv) Repossession/Lease Expiration. If any Lease terminates or expires for any reason and the corresponding Aircraft Subsidiary has the right to possess the related Aircraft, the Servicers shall, in accordance with the Services Standard, (A) assist the Applicable Aircraft Subsidiary in pursuing an orderly repossession or return of such Aircraft from the applicable Lessee in compliance with the terms of the Lease therefor and Section 7.15 of the Warehouse Agreement and (B) if a Lease Event of Default has occurred, assist the Applicable Aircraft Subsidiary in pursuing such legal action with respect thereto as the Servicers deem reasonably necessary or appropriate.

(c) Aircraft Not Subject to a Lease; Remarketing. In addition to the obligations of the Servicers that are described in Sections 2(a) and 2(b), the Servicers shall administer the Aircraft not then subject to a Lease and provide services with respect to such Aircraft on behalf of the Company and the Aircraft Subsidiaries as follows.

(i) Maintenance. The Servicers shall, in accordance with the Services Standard, provide or cause to be provided the technical/maintenance services set forth in Section 7.03 of the Warehouse Agreement.

(ii) Parts Swapping. The Servicers shall not, except in the ordinary course of testing, servicing, maintenance, repair or overhaul, remove or cause to be removed any Part from an Aircraft unless the Servicers immediately replace or cause to be replaced such Part with a Part that is in good operating condition and has a value, useful life and utility at least equal to the Part being replaced and the Servicers convey or cause to be conveyed to the applicable Aircraft Subsidiary title to such replacement Part free and clear of all Liens other than Permitted Liens.

(iii) Remarketing. Upon possession of an Aircraft by the relevant Aircraft Subsidiary, the Servicers shall, in accordance with the Services Standard, lease, sell or otherwise remarket such Aircraft, taking into account the then current market conditions and the Company’s obligations under Sections 7.01(n) and 7.02(d) of the Warehouse Agreement, and shall use commercially reasonable efforts to obtain a purchaser or lessee on the most favorable overall terms given the then current market conditions.

(iv) Consultation. Beginning on the earlier of the occurrence and continuance of a Lease Event of Default and such time as the Servicers would normally begin remarketing an aircraft of a similar type in accordance with its usual commercial practices in anticipation of the expiration or termination of a lease, the Servicers shall consult with the Company and the Agent on a regular basis concerning remarketing strategies for the Aircraft, including each Servicer’s judgment concerning the market for the Aircraft and potential buyers and lessees. The Servicers shall, in accordance with the Services Standard, (A) deliver to the Agent the information required under Section 7.01(n) of the Warehouse Agreement for any proposed Follow-On Leases and (B) cause the Company to comply with Sections 7.01(n) and 7.02(d) of the Warehouse Agreement prior to the sale or leasing of any Aircraft.

3. Servicer’s Expenses. The Company shall reimburse each Servicer for any reasonable costs, fees and expenses incurred by each Servicer in connection with the performance by each Servicer of its obligations hereunder other than (a) salary, bonuses, company cars and benefits of each Servicer’s employees, (b) office, office equipment and office rental expenses, (c) telecommunications expenses, (d) taxes on the income, receipts, profits, gains, net worth or franchise of each Servicer and payroll, employment and social security taxes for employees of each Servicer, (e) any and all financing costs (including interest and fees) relating to any Indebtedness of each Servicer, and (f) all other overhead expenses of each Servicer. The Servicers shall not be obliged to incur any expenses or liabilities in performing their obligations hereunder until such time it has received reasonable assurances that it will be reimbursed for or indemnified against such pursuant to this Section 3 or Section 11.02 of the Warehouse Agreement. Any amounts reimbursable under this Section 3 shall accrue and be payable to the Servicers by the Company on the Settlement Date next succeeding demand therefor by the Servicers in accordance with and to the extent funds are available under Section 3.03 of the Warehouse Agreement, and to the extent funds are not available, on each succeeding Settlement Date until fully paid from funds available for such payment in accordance with Section 3.03 of the Warehouse Agreement.

4. Servicer Advances. The Servicers, at their sole discretion, may make advances to pay obligations of the Company (other than Servicers’ Fees) and the Aircraft Subsidiaries, including but not limited to the payment of amounts owed to Sellers of aircraft to be added to the Portfolio which are in excess of the related Advance as a result of adjustments in the Purchase Price after the delivery by the Borrower of the related Notice of Borrowing and which will not be paid through an equity contribution paid pursuant to Section 5.02(a) of the Warehouse Agreement (the “Servicer Advances”). Outstanding Servicer Advances shall accrue interest at a rate per annum equal to the Adjusted Eurodollar Rate (or if not then available, the Corporate Base Rate) plus the Reference Margin (the “Servicer Rate”) and shall accrue and be payable to the Servicers by the Company on each Settlement Date in accordance with and to the extent funds are available under Section 3.03 of the Warehouse Agreement, and to the extent funds are not available, on each succeeding Settlement Date until fully paid from funds available for such payment in accordance with Section 3.03 of the Warehouse Agreement.

5. Compensation. The Company shall pay a fee for the services hereunder to the Servicers or their designees equal to (i) $20,000 per month (“Administrative Fee”) plus (ii) 3.5% of the Monthly Rents actually collected (including the application of a Deposit for Monthly Rent owed) (the “Servicing Fee” and collectively with the Administrative Fee, the “Servicers’ Fee”), which fee (x) with respect to the Administrative Fee shall be deemed fully earned upon the first day of each calendar month and (y) with respect to the Servicing Fee shall be deemed fully earned upon receipt of any Monthly Rent and all such fees accruing during any Measuring Period shall be paid on the Settlement Date related to such Measuring Period in accordance with and to the extent funds are available under Section 3.03 of the Warehouse Agreement, and to the extent funds are not available, on each succeeding Settlement Date until fully paid from funds available for such payment in accordance with Section 3.03 of the Warehouse Agreement. In addition to such fee, the Company shall pay a remarketing fee to the Servicers equal to 1.5% of the cash proceeds collected with respect to the sale of any Aircraft or Aircraft Subsidiary (the “Sales Fee”), which fee shall be deemed fully earned upon receipt of such sales proceeds and shall be paid upon such receipt; provided however, no Sales Fee shall be payable on the sale of Aircraft related to a Refinancing.

6. Servicer Covenants.

(a) Litigation. Each Servicer shall give prompt written notice to the Agent, in form and detail reasonably satisfactory to the Agent and the Company of any litigation or governmental proceeding pending or overtly threatened against either Servicer that, individually or in the aggregate, could reasonably be expected to impair the ability of either Servicer to perform its obligations hereunder.

(b) Existence. Each Servicer shall maintain its existence in good standing under the laws of the state of its incorporation or such other jurisdiction of organization of the Servicer. Each Servicer shall give the Agent and the Company prior written notice of any change of the Servicer’s jurisdiction of organization.

(c) Qualified To Do Business. Each Servicer shall at all times maintain its right to transact business in each jurisdiction in which the character of the business conducted by it in accordance with this Agreement makes such qualification necessary and the failure to so qualify would have a Material Adverse Effect on either Servicer.

(d) Financials. The Servicers shall furnish to the Company, the Agent and each Lender copies of the following financial statements:

(i) as soon as publicly available and in any event within 90 days after the end of Babcock’s first semi-annual period of each fiscal year, unaudited or audited financial statements of Babcock on a consolidated basis as of the end of such semi-annual period, certified as complete and correct by the chief financial or accounting officer of the Servicer or of Babcock (subject to normal year-end audit adjustments and such other financial information as may be made publicly available and requested by the Company or the Agent); and

(ii) as soon as publicly available and in any event within 120 days after the end of each fiscal year, a copy of the financial statement of Babcock on a consolidated basis, for such fiscal year audited by Ernst & Young, or at Babcock’s election, such other independent public accountants of international reputation; and

shall promptly furnish to the Agent and the Company from time to time such other publicly available information regarding the financial condition of Babcock as the Agent or the Company may reasonably request.

(e) Applicable Law. Each Servicer shall, in connection with the performance of the services hereunder, comply in all material respects with Applicable Law.

(f) Resources. The Servicers shall maintain such supporting resources as the Servicers shall deem necessary in accordance with its usual business practices with respect to its own aircraft and engines, both in number and in quality, to enable the Servicers to perform its obligations hereunder in accordance with the terms hereof.

(g) Separate Entity. Each Servicer shall:

(i) conduct its business such that it is a readily identifiable business separate from, and independent of, the Company and each Aircraft Subsidiary (it being understood that the Servicer and any of its Affiliates may publish financial statements that consolidate those of the Company and any Aircraft Subsidiary, if to do so is required by any Applicable Law or is desirable under accounting principles from time to time in effect, and the Servicer and any of its Affiliates may file consolidated, combined, unitary or similar tax returns with the Company and any Aircraft Subsidiary;

(ii) maintain records, books, accounts and minutes for itself and its other Subsidiaries separate from those of the Company and each Aircraft Subsidiary;

(iii) conduct its business in its own name and not in the name of the Company or any Aircraft Subsidiary;

(iv) pay its obligations in the ordinary course of business as a legal entity separate from the Company and each Aircraft Subsidiary;

(v) not pay or become liable for any Indebtedness of the Company or any Aircraft Subsidiary;

(vi) not hold itself out as a division of the Company or of any Aircraft Subsidiary nor hold out the Company or any Aircraft Subsidiary as a division of the Servicer;

(vii) not induce any third party to rely on the creditworthiness of the Company or any Aircraft Subsidiary in order that such third party will be induced to contract with the Servicer or any of its Affiliates (other than contracts entered into by the Servicer on behalf of or as agent for the Company or any Aircraft Subsidiary); and

(viii) not enter into any agreements with the Company or any Aircraft Subsidiary (other than the Loan Documents) that are, as a whole, materially more favorable to the Company or such counter-party than agreements that such Persons would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party (it being understood that the parties hereto do not intend by this covenant to ratify any self-dealing transactions).

(h) Misdirected Funds. If either Servicer receives any money which belongs to the Company or any Aircraft Subsidiary or any other Protected Party or is to be paid to the Company, any Aircraft Subsidiary or any other Protected Party or into any account pursuant to any Loan Document, it shall hold such money in trust for such Person, and shall keep such money separate from all other money belonging to the Servicer and shall promptly (and in any case within three (3) Business Days) thereafter pay to the Depositary for deposit into the Concentration Account or other applicable account in accordance with the terms of the Depositary Agreement or, in each case, as instructed by the Agent, without exercising any right of setoff.

(i) No Petition. The Servicers shall not take any steps for the purpose of procuring the appointment of any administrative receiver or the making of any administrative order or for instituting any bankruptcy, reorganization, arrangement, insolvency, winding up, liquidation, composition or any like proceedings under the laws of any jurisdiction in respect of the Company or any Aircraft Subsidiary or in respect of any of their respective liabilities, including as a result of any claim or interest of the Servicers or any of its Affiliates other than with respect to winding up or liquidation as permitted under Section 11.23 of the Warehouse Agreement.

7. Servicer Representations and Warranties. Each Servicer makes the following representations and warranties on the Closing Date and, unless waived by the Agent in writing, on each Transfer Date.

(a) Due Organization. It is duly organized and validly existing in good standing under the laws of the state of its organization and has the company power and authority to own or hold under lease its properties and to enter into and perform its obligations under this Agreement. It is duly qualified to do business as a foreign company in each jurisdiction in which failure to so qualify would have a Material Adverse Effect on the Servicer.

(b) Due Authorization. The execution, delivery and performance by it of this Agreement:

(i) has been duly authorized by all necessary company action and does not require any member approval or the approval or consent of or notice to any trustee or holder of any of its indebtedness or obligations, in each case, that has not already been obtained;

(ii) does not conflict with or result in any violation of its certificate of formation, operating agreement, limited liability company agreement, by-laws or any other of its Organic Documents, or any material agreement or instrument or any Applicable Law, by which it or its properties or assets are bound; and

(iii) does not require the authorization, consent or approval of, the giving of notice to, the registration with or the taking of any other action by or in respect of, any Governmental Entity, or the taking of any other action under any Applicable Law except for those that have been or, on or before the Closing Date, shall have been, duly made, given or accomplished.

(c) Due Execution. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and by general principles of equity.

(d) Litigation. There are no pending or, to its knowledge, threatened actions or proceedings before any court or administrative agency, board or arbitrator which could, if adversely determined individually or in the aggregate, materially adversely affect its financial condition or its ability to perform its obligations under this Agreement.

(e) Certification. Each document and certification prepared and furnished to the Agent or the Company in connection with the transactions contemplated by this Agreement was to its knowledge at the time given, true, accurate and complete in all material respects; provided that in providing information as contemplated by this Agreement or the Warehouse Agreement, it may rely on such information and documentation from the Agent and each applicable Lessee, vendor, advisor or inspector or other Person that it reasonably believes to be accurate.

(f) Facility Event of Default. It is not aware of any (i) Facility Event of Default or Servicer Replacement Event that has occurred and is continuing or (ii) Event of Loss, in the case of clause (i) or (ii), other than as previously notified to the Agent and the Company.

7A. BBAM Representations. BBAM represents and warrants on the Closing Date and, unless waived by the Agent in writing, on each Transfer Date that it is a limited liability company organized under the laws of Delaware.

7B. BBAM Europe Representations. BBAM Europe represents and warrants on the Closing Date and, unless waived by the Agent in writing, on each Transfer Date that it is a company organized under the laws of Ireland.

8. Standard of Care. The Servicers shall use reasonable care and diligence, consistent with customary commercial practice in the management and marketing of commercial jet aircraft and related assets; provided, however, the Servicers shall not be obligated to institute any legal actions on behalf of the Company or any Aircraft Subsidiary until such time as the Agent has consented thereto and the Servicers have received reasonable assurances of the type described in Section 3 or to take any action that may expose the Servicers to any loss, civil or criminal liability or out-of-pocket expense (the Servicer’s agreements in this Section 8, the “Services Standard”).

9. Conflicts of Interest.

(a) Waiver. The Company and each Aircraft Subsidiary acknowledge and agree that (i) in addition to managing the Aircraft under this Agreement, the Servicers and their Affiliates may manage, and shall be entitled to manage, from time to time, assets owned by it, its Affiliates or third parties (collectively, the “Other Assets”) and provide advisory services to owners, lessors, lessees and operators of aircraft without restriction hereunder other than the Conflicts Standard (defined in clause (b) below); (ii) in addition to the management of the Aircraft and the Other Assets, the Servicers and their Affiliates may carry on and shall be entitled to carry on any other business, including the financing, acquisition, leasing and sale of aircraft and other aircraft related advisory services without restriction other than the Conflicts Standard; (iii) in performing its obligations hereunder, the Servicers may from time to time have conflicts of interest with respect to its owned or managed assets or its Affiliates or its other business; (iv) the Company and/or one or more Aircraft Subsidiaries may purchase aircraft from either Servicers or an

Affiliate of either Servicer, and either Servicer or an Affiliate of either Servicer may purchase Aircraft from the Company and/or one or more Aircraft Subsidiaries, provided that such purchase does not violate the terms of Section 7.01(c) (with respect to clause (l) of Section 6.01 referenced therein) and 7.02(d)(i) of the Warehouse Agreement and (v) the Company and each Aircraft Subsidiary have approved the transactions contemplated by this Agreement and desire that such transactions be consummated and, in giving such approval, the Company and each Aircraft Subsidiary have expressly recognized that such conflicts of interest may arise, expressly waive any such conflict and agree that when any such conflicts of interest arise the Servicers may continue to perform its services hereunder subject to the Conflicts Standard.

(b) Conflicts Standard. A conflict of interest for the purposes of this clause (b) will be deemed to exist only when either Servicer is marketing an Aircraft for lease or sale during the same period that either Servicer is marketing an aircraft constituting Other Assets of the same make and model for a sale or lease. If conflicts of interest arise regarding the remarketing of any Aircraft, and any Other Assets, the Servicers shall notify the Company, each Lender and the Agent of such in the next Monthly Report to be delivered. Notwithstanding any such conflict of interest, the Servicers shall perform the services required hereunder in good faith and, to the extent such Aircraft and such Other Assets are substantially similar in terms of objectively identifiable characteristics relevant for purposes of the particular services to be performed, the Servicers shall not unreasonably discriminate between such Aircraft and such Other Assets (the standard set forth in this clause (b) shall be referred to collectively as the “Conflicts Standard”).

10. Standard of Liability. Neither Servicer shall be liable to the Company, any Aircraft Subsidiary or the Agent for any damage, loss, liability or expense arising as a result of (a) an Aircraft being sold or otherwise Disposed of, leased or purchased on terms less favorable than might have been otherwise achieved at any time (provided such transactions were entered into on the basis of an arm’s-length commercial decision of such Servicer), (b) any conflict of interest, (c) the ownership, operation, maintenance, acquisition, leasing, financing, refinancing or sale of any Aircraft or any action or failure to act on the part of any Person at any time prior to the effectiveness of this Agreement or (d) any action taken, limited or terminated by the Servicers in accordance with written instructions from the Company or the Agent given in accordance with the terms of the Loan Documents; unless, in each case, such damage, loss, liability or expense has arisen as a result of the willful misconduct, gross negligence or fraud on the part of either Servicer.

11. Waiver of Implied Standard. Except as expressly stated to the contrary in this Agreement, all warranties, conditions and representations, express or implied, statutory or otherwise, arising under the laws of Delaware, New York, California, Ireland, Bermuda or any other Applicable Law in relation to either the skill, care, diligence or otherwise in respect of any service to be performed hereunder or to the quality or fitness for any particular purpose of any goods, are hereby, to the fullest extent permitted by Applicable Law, excluded and waived by the Company and each Aircraft Subsidiary, and the Servicers shall not be liable in contract, tort or otherwise under the laws Delaware, New York, California, Ireland, Bermuda or any other Applicable Law for any loss, damage, expense or injury of any kind whatsoever, arising out of or in connection with the services to be supplied pursuant to this Agreement or any goods to be provided or sold in conjunction with such services. The Servicers shall have only those duties and responsibilities that are expressly specified in this Agreement.

12. Servicer Replacement Event; Removal.

(a) Servicer Replacement Event. Each of the following shall constitute a Servicer Replacement Event (“Servicer Replacement Event”) (for any reason whatsoever and whether or not such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, including any order or directive of any Governmental Entity) hereunder:

(i) a Facility Event of Default; or

(ii) any payment required to be made under Section 3.02(a) of the Warehouse Agreement is not made when due; or

(iii) (A) BBAM or any of its Significant Subsidiaries (as defined at the end of this clause (a)) shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or BBAM or any of its Significant Subsidiaries shall admit in writing its inability to pay its debts generally as they become due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or BBAM or any of its Significant Subsidiaries shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against BBAM or any of its Significant Subsidiaries, in any such case, or BBAM or any of its Significant Subsidiaries shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations, trusts or banks (as in effect at such time) or BBAM or any of its Significant Subsidiaries shall seek an agreement, composition, extension or adjustment with its creditors under such laws, or BBAM or any of its Significant Subsidiaries shall adopt a resolution authorizing action in furtherance of any of the foregoing; or

(B) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of a Servicer or any of its Significant Subsidiaries, a receiver, trustee or liquidator of BBAM or any of its Significant Subsidiaries or of any substantial part of their respective property, or any substantial part of the respective property of BBAM or any of its Significant Subsidiaries shall be sequestered, or granting any other relief in respect of BBAM or any of its Significant Subsidiaries as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force, undismissed, unstayed and unvacated for a period of ninety (90) days after the date of entry thereof; or

(C) a petition against BBAM or any of its Significant Subsidiaries, in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within ninety (90) days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations, trusts or banks which may apply to BBAM or any of its Significant Subsidiaries, any court of competent jurisdiction assumes jurisdiction, custody or control of BBAM or any of its Significant Subsidiaries or of any substantial part of their respective property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of ninety (90) days;

provided that for the purposes of this Section 12(a)(iii), no Servicer Replacement Event shall be deemed to occur if the action, occurrence or event relates solely to a Significant Subsidiary and such action, occurrence or event could not reasonably be expected to have a material adverse effect on the ability of BBAM to perform any of its obligations under this Agreement and any other Loan Document or Lease Document to which the Servicers are a party; or

(iv) BBAM or any of its Significant Subsidiaries shall fail to make any payment when due (whether by scheduled payment, required prepayment, acceleration or otherwise) in respect of any Indebtedness of such Person for which the Recourse Portions (as defined at the end of this clause (a)) to BBAM exceed in the aggregate, $25,000,000 and such non-payment of such Recourse Portion continues for fifteen (15) days or is not waived by the corresponding creditor on or before fifteen (15) days after such payment is due or any creditor commences the exercise of remedies against BBAM or such Significant Subsidiary for non-payment of such Recourse Portion, or any such Indebtedness shall be declared to be due and payable prior to its stated maturity; or

(v) at any time of determination, the Average Three Month Interest Coverage Ratio shall be less than 1.35:1.00 (exclusive of all Servicer Advances during any of the relevant Measuring Periods); or

(vi) failure to cause the Company to maintain in effect at all times the insurance required by Section 7.08(b) of the Warehouse Agreement; or

(vii) other than as set forth in clauses (ii) and (vi) of this Section 12(a), failure of BBAM to perform or observe any other undertaking, obligation or covenant of BBAM contained in this Agreement or any other Loan Document to which they are a party, and (A) in the case of any failure to deliver any Monthly Report, such failure shall continue unremedied for a period of two (2) Business Days after written notice thereof has been delivered by the Agent to BBAM and (B) in the case of failure to perform any such other undertaking, obligation or covenant of the Servicers, such failure to perform shall continue unremedied for a period of thirty (30) days after written notice thereof has been delivered by the Agent to BBAM; or

(viii) failure of the Servicers to have Appropriate Management Expertise (as defined at the end of this clause (a)); or

(ix) any financial statement of Babcock required to be delivered pursuant to Section 6(d) contains an Impermissible Qualification.

“Appropriate Management Expertise” means that the Servicers have available to it the full time services of one or more individuals who have experience in the aviation industry and, in particular, in relation to the administrative management of commercial jet aircraft subject to lease.

“Recourse Portion” means with respect to the Indebtedness of any Person, the maximum dollar amount of such Indebtedness for which such Person is liable, either directly or through any Contingent Obligation. To the extent that Indebtedness of any Person is secured by one or more assets (“Pledged Assets”), and the terms of such Indebtedness expressly provide that the recourse of the creditors in respect of such Indebtedness, to assets of such Person, other than such Pledged Assets, for payment of such Indebtedness, is limited to a specified amount, the Recourse Portion of such Indebtedness for such Person shall be deemed to be such specified amount (which shall be zero if so provided by the terms of such Indebtedness, or if the terms of such Indebtedness expressly provide that such recourse is limited to such Pledged Assets).

“Significant Subsidiaries” means any Subsidiaries of BBAM that, individually, or in the aggregate with BBAM or any other such Subsidiary, have Indebtedness for which Recourse Portions to BBAM exceed $25,000,000 or, individually, have Indebtedness (other than the Recourse Portions of such Indebtedness) in excess of $200,000,000.

(b) Removal. Upon the occurrence and during the continuation of a Servicer Replacement Event, the Company may, upon consent of the Agent and shall, at the direction of the Agent acting at the direction of the Required Lenders (i) terminate this Agreement by written notice to the Servicers, which termination shall be effective as of the date of such notice or such later date as such notice may specify and/or (ii) proceed by appropriate court action to enforce performance of this Agreement by the Servicers and/or recover actual direct (and not consequential) damages which result from a breach of any of any Servicer’s representations, warranties or covenants hereunder, and the Servicers shall bear the Agent’s and the Company’s costs and expenses, including reasonable attorneys’ fees of one (1) law firm (unless the Agent or the Company reasonably believes that it has rights or interests different than the other, or representing both the Agent and the Company could create, in the reasonable opinion of the Agent, the Company or their counsel, a conflict of interest for such law firm, in which case, the Servicers shall bear the costs and expense of law firms for both the Agent and the Company), in securing such enforcement or damages.

13. Resignation. Each Servicer may resign and terminate this Agreement as to itself at any time by sending written notice to the Company and the Agent; provided that so long as the Company continues to pay to such Servicer all amounts owing hereunder in accordance with and to the extent funds are available under Section 3.03 of the Warehouse Agreement, the resignation of such Servicer shall only be effective upon the appointment by the Company of a replacement Servicer reasonably acceptable to the Agent.

14. Consequences of Termination.

(a) Post Termination Obligations. Upon (x) the later of (1) the disposition of all of the assets of the Company and (2) the end of the Availability Period or (y) any expiration or termination of this Agreement or any resignation or removal of the Servicers in accordance with the terms hereof (a “Termination”):

(i) Obligations Terminated. subject to Section 16, and except as otherwise provided in this Section 14(a), the Servicers shall have no continuing rights or obligations hereunder to the Company, any Aircraft Subsidiary or the Agent (other than with respect to obligations incurred prior to such Termination);

(ii) Return of Collateral. the Company may demand and be entitled to delivery of each Aircraft, Engine and any other Collateral then in possession or control of either Servicer and may enter upon any premises of either Servicer where such Collateral may be located and take possession of such Collateral free from any rights of the Servicers and demand and be entitled to receive the originals within its possession of all of the books and records of the Company and each Aircraft Subsidiary, all applicable Lease Documents and all other documents related to the Aircraft and Engines and copies of all of each Servicer’s records (including printouts of all computer records) regarding such Collateral and the services provided hereunder;

(iii) Cooperation. the Servicers shall cooperate fully with the Company and the Agent in connection with the transfer of either Servicer’s rights and duties hereunder to a third party and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the successor Servicer any rights, powers, duties, responsibilities, obligations and liabilities with respect to the Collateral, the Company or each Aircraft Subsidiary;

(iv) Waiver. the Servicers shall waive any and all claims against the Company, the Agent and each Aircraft Subsidiary for damages of whatever nature arising out of or resulting from any permitted termination of either Servicer’s rights hereunder by the Company or the Agent as assignee of the Company as described in Section 21;

(v) Funds. the Servicers shall immediately relinquish to the Company any control it may have over the Depository Accounts and shall account for all funds in its possession belonging to the Company or any Aircraft Subsidiary;

(vi) Forwarding. the Servicer shall promptly forward to the Agent and the Company any notices, reports and communications thereafter received by the Servicer from any Lessee relating to an Aircraft;

(vii) Notices. the Servicers will notify promptly each Lessee and any relevant third party of the Termination and will request that all future notices, reports and communications thereafter be made or given as directed by the Company; and

(viii) Servicers’ Fees. Subject to clause (b) below, the Company shall pay to the Servicers all fees that have accrued pursuant to Section 5.

(b) Termination Expenses. All of the costs and expenses incurred in connection with the replacement of the Servicers with a successor Servicer shall be in the case of a Servicer resignation under Section 13 or a Servicer removal as a result of a Servicer Replacement Event of the type described in clause (iii), (iv), (vi), (vii) or (viii) of Section 12(a), for the account of the Servicer and in the case of a Servicer removal as a result of a Servicer Replacement Event of the type described in clause (i), (ii) or (v) of Section 12(a), for the account of the Company.

15. Payments. The Servicers confirm and agree to make all payments of all amounts due and payable by the Servicers hereunder to the Agent, the Borrower or an Aircraft Subsidiary, if any and as applicable, by depositing such payments in the Concentration Account.

16. Survival. Notwithstanding any Termination or any termination of the Warehouse Agreement (a “Warehouse Termination”), the obligations of the Servicers and the Company under Sections 14, 24, 26 and 27, the indemnities of the Company for the benefit of the Servicers under Section 11.02 of the Warehouse Agreement and any rights or liabilities of the Servicers or the Company that accrued prior to such Termination or Warehouse Termination shall survive such Termination or Warehouse Termination.

(a) Rights Cumulative; Waiver. Each and every right, power and remedy herein specifically given to the Company, any Aircraft Subsidiary, the Servicers or the Agent shall be in addition to every other right, power and remedy herein specifically given or now or, subject to the limitations set forth in Section 9, 10 or 11, hereafter existing at law or in equity, and each and every right, power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Company, any Aircraft Subsidiary, the Servicers or the Agent, as the case may be. All such rights, powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. Any extension of time for payment hereunder or other indulgence duly granted by the Company, any Aircraft Subsidiary, the Servicers or the Agent, as the case may be, shall not otherwise alter or affect the respective rights and obligations of the Company, any Aircraft Subsidiary, the Servicers or the Agent, as the case may be. No delay by the Company, any Aircraft Subsidiary, the Agent or the Servicers in the exercise of, or failure to exercise, any right, remedy, or power accruing upon any default or failure of the Servicers or the Company in the performance of any obligation under this Agreement shall impair any such right, remedy, or power or shall be construed to be a waiver thereof, but any such right, remedy, or power may be exercised from time to time and as often as may be deemed expedient by the Company, any Aircraft Subsidiary, the Agent or the Servicers, as applicable. If any party hereto shall breach any obligation under this Agreement, and such breach should thereafter be waived by the other party to which such obligation is owed hereto, such waiver shall be limited to the particular default so waived. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing.

17. Additional Parties. Upon the execution and delivery by any Aircraft Subsidiary of an AS Joinder and Security Agreement Supplement and upon such AS Joinder and Security Agreement Supplement being effective in accordance with its terms, such Aircraft Subsidiary shall, inter alia, become an “Aircraft Subsidiary” hereunder with the same force and effect as if it were originally a party to this Agreement and named as an “Aircraft Subsidiary” hereunder. The execution and delivery of any AS Joinder and Security Agreement Supplement shall not require the consent of any of the Company, the Servicers or any other Aircraft Subsidiary, and the rights and obligations of each Aircraft Subsidiary hereunder shall remain in full force and effect notwithstanding the addition of any new Person as a party to this Agreement.

18. Notices and Communications. All notices and other communications hereunder shall be given in writing (along with all required copies) as provided in Section 11.04 of the Warehouse Agreement, and if to the Servicer, or to any Aircraft Subsidiary, at both (i) c/o Babcock & Brown Limited, 2 Harrison Street, San Francisco, California 94105, Attn: President and (ii) c/o Babcock & Brown Aircraft Management (Europe) Limited, West Pier, Dun Laoghaire, County Dublin, Ireland, Attn: Directors.

19. Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH SUCH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION (SUBJECT TO ANY RIGHT OF APPEAL BY A HIGHER COURT). Each party hereto hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the other party at its address provided in Section 18, such service being hereby acknowledged by each party hereto to be sufficient for personal jurisdiction in any action against it in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party hereto to bring proceedings against the other party in the courts of any other jurisdiction.

20. Waiver of Trial by Jury. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE AND DOES WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL. WITH RESPECT TO ANY PROCEEDING FILED IN CALIFORNIA IF THE ABOVE JURY TRIAL WAIVER IS UNENFORCEABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT ALL DISPUTES BE RESOLVED BY JUDICIAL REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 AND THAT THE REFEREE IS EMPOWERED TO HEAR AND RESOLVE ANY OR ALL ISSUES IN THE PROCEEDING, WHETHER OF FACT OR LAW. The scope of the above waiver and agreement is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that the above waiver and agreement is a material inducement to enter into a business relationship, that each has already relied on the above waiver and agreement in entering into this Agreement, and that each will continue to rely on the above waiver and agreement in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights as described above following consultation with legal counsel. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH (1) THE SERVICER AND (2) THE COMPANY AND/OR THE AGENT ARE PARTIES. In the event of litigation, this Agreement may be filed as written consent to a trial by the court or by judicial reference proceeding, as applicable.

21. Assignment. Neither the rights nor obligations of any party hereto may be assigned without the prior written consent of each other party hereto and any purported assignment in violation hereof shall be void; provided however, the Company and each Aircraft Subsidiary may assign its rights hereunder (including but not limited to the right to call a Servicer Replacement Event and to exercise the Company’s rights under Section 12(b) irrespective of whether a Facility Event of Default has occurred) to the Agent as security for the Company’s obligations under the Loan Documents and each Servicer hereby acknowledges that the Company and each Aircraft Subsidiary has assigned its rights hereunder to the Agent on behalf of the Protected Parties; provided, further, that each Servicer may assign its rights to receive any payments hereunder, in whole or in part, to any Affiliate, but each Servicer shall continue to remain jointly and severally liable for the performance of its duties and obligations and the obligations of any other Servicer pursuant to the terms hereof.

22. Successors and Assigns. All covenants and agreements of each party hereto set forth in this Agreement shall bind such and its successors and permitted assigns and shall inure to the benefit of, and be enforceable by, the other parties hereto and their successors and assigns.

23. Amendments. This Agreement may not be amended, supplemented, waived, released, or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the amendment, supplement, waiver, release, or modification is sought and in any event not without the prior written consent of the Agent, such consent to be granted or withheld at the Agent’s sole discretion.

24. Warehouse Agreement. The Company covenants that it will not amend, supplement or modify any Loan Document in any way that materially alters either Servicer’s rights or obligations hereunder or has any material adverse affect on either Servicer’s indemnity rights under the Warehouse Agreement without the prior written consent of such Servicer, it being agreed that any such amendment, supplement or modification in violation hereof shall be void and of no effect with respect to either Servicer’s rights and obligations hereunder or under the Warehouse Agreement.

25. Headings. The paragraph and section headings of this Agreement have been inserted for convenience only and shall not modify, define, limit, or expand the express provisions hereof.

26. No Proceedings. Each party hereto, including each Aircraft Subsidiary that becomes a party hereto through execution and delivery of an AS Joinder and Security Agreement Supplement hereby agrees that it will not institute against any Conduit Lender, or join any other Person in instituting against any Conduit Lender, any bankruptcy, insolvency, receivership, liquidation or similar proceeding from the Closing Date until one year plus one day following the last day on which all commercial paper notes and other publicly or privately placed indebtedness for borrowed money of such Conduit Lender shall have been indefeasibly paid in full.

27. Third Party Beneficiary; Termination Date. (a) The Agent is an express third-party beneficiary of this Agreement and shall have all of the rights expressed hereunder to be for its benefit as if it were a party hereto.

(b) Upon the occurrence of the Termination Date, all of each Servicer’s obligations to the Agent under this Agreement (including but not limited to notice requirements) and all of the rights of the Agent under this Agreement (including but not limited to consent rights) shall be terminated.

28. Overdue Interest. To the extent that amounts owed to the Servicers on a Settlement Date are not paid because sufficient funds were not available on such Settlement Date under Section 3.03 of the Warehouse Agreement to pay such amounts, interest shall accrue on such unpaid amounts at an annual rate equal to the Servicer Rate (as defined in Section 4) plus 2.00%.

29. Counterparts. This Agreement may be executed in duplicate originals or in several counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument, and it shall not be necessary in making proof hereof to produce or account for more than one such duplicate original or counterpart.

30. Agency. The Company and each Aircraft Subsidiary hereby appoints and authorizes each of BBAM and BBAM (Europe) as its agent to execute and deliver as independent agent on behalf of the Company or Aircraft Subsidiary, as principal any Lease Documents that have been approved by the Company or Aircraft Subsidiary, and any and all other agreements and documents relating thereto in connection with any aircraft acquisition, sale or lease transaction and to do such other acts and things as BBAM or BBAM (Europe) may deem necessary or advisable or appropriate to complete any such transaction approved by the Company or any Aircraft Subsidiary. The Company and each Aircraft Subsidiary hereby undertakes from time to time and at all times to indemnify BBAM and BBAM Europe and its officers, directors, employees, servants, members and agents against all costs, claims, expenses and liabilities howsoever incurred by such in connection with any action taken on the Company’s or such Aircraft Subsidiary’s behalf in accordance with the agency hereunder and further undertakes to ratify and confirm whatsoever whatever BBAM or BBAM Europe in its capacity as agent hereunder may lawfully do or cause to be done in or on the Company’s or such Aircraft Subsidiary’s behalf or by virtue of BBAM’s or BBAM Europe’s appointment pursuant hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first written above.

BABCOCK & BROWN AIRCRAFT MANAGEMENT LLC
By:	/s/ Gregory Azzara
Name: Gregory Azzara
Title: Vice President

BABCOCK & BROWN AIRCRAFT MANAGEMENT (EUROPE) LIMITED
By:	/s/ John Lynch
Name: John Lynch
Title: Director

BABCOCK & BROWN AIR ACQUISITION I LIMITED
By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Director

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Acknowledged and Agreed

CREDIT SUISSE, NEW YORK BRANCH, as Agent
By:	/s/ Mark Lengel
Name: Mark Lengel
Title: Director

By:	/s/ Alex Smith
Name: Alex Smith
Title: Vice President

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